As filed with the Commission on January 18, 2022
File No. 333-229516

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CORVUS GOLD INC.

(Corvus Gold ULC as successor by amalgamation to Corvus Gold Inc.)

(Exact name of registrant as specified in its charter)

British Columbia, Canada	98-0668473
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1750-700 West Pender Street
Vancouver, British Columbia, Canada

(604) 638-3246

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Timothy Thompson
President

1750-700 West Pender Street
Vancouver, British Columbia, Canada

(604) 638-3246

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jason K. Brenkert, Esq.
Dorsey & Whitney LLP
1400 Wewatta Street
Suite 400
Denver, CO 80202-5549

Not Applicable

(Approximate date of commencement of proposed sale to public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See definition of “accelerated filer”, “large accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act (Check one):

Large Accelerated Filer ☐	Accelerated Filer ☐	Non-Accelerated Filer ☒	Smaller Reporting Company ☒

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment) relates to the registration statement on Form S-3 (the “Registration Statement”) previously filed by Corvus Gold Inc. (the “Company”) with the Securities and Exchange Commission on February 4, 2019, as amended on February 15, 2019 pertaining to the offering by the Company from time to time, of common shares in the capital of the Company, without par value (“Common Shares”), warrants to purchase Common Shares (“Warrants”), subscription receipts for Common Shares (“Subscription Receipts”), or any combination thereof (“Units”) (collectively, the Common Shares, Warrants, Subscription Receipts, and Units, the “Securities”) with up to an aggregate initial offering price of US$30,000,000 in one or more transactions.

Pursuant to the Arrangement Agreement, dated as of September 13, 2021 (the “Arrangement Agreement”), by and among the Company, 1323606 B.C. Unlimited Liability Company, an unlimited liability company existing under the laws of British Columbia (the “Purchaser”) and AngloGold Ashanti Holdings plc, a public limited company existing under the laws of the Isle of Man (the “Guarantor”), at 12:01 a.m. (Vancouver Time) on January 18, 2022, the Company consummated the statutory plan of arrangement under the Business Corporations Act (British Columbia) (the “Arrangement”), pursuant to which the Purchaser acquired all of the issued and outstanding Common Shares not already owned by AngloGold Ashanti Limited (“AGA”) and its affiliates for C$4.10 per Common Share (the “Consideration”). Subsequently, the Purchaser and the Company were amalgamated to form one corporate entity (Corvus Gold ULC), with the legal existence of the Purchaser surviving the amalgamation and the Company’s Common Shares were canceled pursuant to the Arrangement. AngloGold Ashanti (U.S.A.) Holdings Inc., which is the direct parent company of the Purchaser, received one common share in the authorized share structure of Corvus Gold ULC for each common share previously held by AngloGold Ashanti (U.S.A.) Holdings Inc. in the Purchaser. Corvus Gold ULC is now an indirect wholly owned subsidiary of AngloGold Ashanti Limited.

In connection with the transactions contemplated by the Arrangement Agreement, the offering of the Securities pursuant to the Registration Statement has been terminated as of the date hereof. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the Securities that had been registered for issuance and remain unsold at the termination of such offering, Corvus Gold ULC hereby removes from registration by means of this Post-Effective Amendment all of such Securities registered and remaining unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized. The registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3.

CORVUS GOLD ULC (Registrant)

Dated: January 18, 2022	By:	/s/ Timothy Thompson
Timothy Thompson
President

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.